Exhibit 4.1

Supplemental Indenture

SUPPLEMENTAL INDENTURE, dated as of December 31, 2009 (this “Supplemental Indenture”), between YRC Worldwide Inc. (formerly Yellow Corporation), a Delaware corporation (the “Company”), the guarantors signatory hereto (the “Guarantors”) and Deutsche Bank Trust Company Americas, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Company, the Guarantors and the Trustee executed and delivered an Indenture, dated as of December 31, 2004 (the “Indenture”), providing for the issuance of the 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (the “Notes”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors and the Trustee, with the written consent of the Holders of a majority in aggregate Principal Amount of the Notes outstanding, may amend, supplement or waive certain terms and covenants in the Indenture as described below;

WHEREAS, the Holders representing more than a majority in Principal Amount of the Notes outstanding have consented to the waiver and amendments effected by this Supplemental Indenture;

WHEREAS, the Company and the Guarantors are undertaking to execute and deliver this Supplemental Indenture to amend certain terms and covenants in the Indenture in connection with the exchange offers, solicitation of mutual releases and consent solicitations of the Company (the “Exchange Offers”) pursuant to the prospectus that forms a part of the registration statement on Form S-4, initially filed with the United States Securities and Exchange Commission (the “SEC”) on November 9, 2009 (as amended, supplemented or otherwise modified from time to time, the “Prospectus”); and

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company and the Guarantors.

NOW, THEREFORE, in consideration for the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

AMENDMENTS AND WAIVERS

Section 1.1 Waiver of Existing Defaults and Events of Default. Effective upon the Company’s notification to the Trustee that validly tendered Notes have been accepted by the Company for exchange pursuant to the Exchange Offers (such date and time, the “Effective Date”), any and all defaults that have arisen or may arise under the Indenture are hereby waived.

Section 1.2 Waiver of Certain Provisions. Effective upon the Effective Date, the application of Sections 3.09 through and including 3.14 of the Indenture to the extent applicable to the Exchange Offers are hereby waived in their entirety.

Section 1.3 Amendments to the Indenture. Effective upon the Effective Date:

(i)	The Indenture is hereby amended to delete, Section 3.09 (Purchase of Securities at Option of the Holder upon Repurchase Change in Control), Section 3.10 (Effect of Purchase Notice or Repurchase Change in Control Purchase Notice) (in part as to Repurchase Change in Control Purchase Notice), Section 3.11 (Deposit of Purchase Price or Repurchase Change in Control Purchase Price) (in part as to Repurchase Change in Control Purchase Price), Section 3.12 (Securities Purchased in Part), Section 3.13 (Covenant to Comply with Securities Laws upon Purchase of Securities) (in part as to Section 3.09), Section 3.14 (Repayment to the Company) (in part as to Repurchase Change in Control Purchase Price) and Section 4.05 (Maintenance of Office or Agency).

(ii)	The Indenture is hereby amended to delete Section 4.02 (SEC and other Reports), Section 4.03 (Compliance Certificate) and Section 4.06 (Delivery of Certain Information) in their entirety and such sections are hereby replaced with the following: “The Company shall comply with Section 314 of the TIA.”;

(iii)	The failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(iv)	The Indenture is hereby amended to delete clauses (c), (d), (e), (g), (h) and (i) of Section 6.01 in their entirety and all references thereto contained in Section 6.01 and elsewhere in the Indenture in their entirety, and the occurrence of the events described in clauses (c), (d), (e), (g), (h) and (i) of Section 6.01 shall no longer constitute Events of Default;

(v)	All definitions set forth in Sections 1.01 and 1.02 of the Indenture that relate to defined terms used solely in sections deleted by this Supplemental Indenture are hereby deleted in their entirety;

(vi)	All references to Section 6.01 of the Indenture shall mean Section 6.01 as amended by this Supplemental Indenture.

ARTICLE II

MISCELLANEOUS

Section 2.1 Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided, that the waivers and amendments to the Indenture set forth in Article I of this Supplemental Indenture shall become operative as specified in Article I hereof. Prior to the Effective Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee.

Section 2.2 Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3 Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.4 Confirmation and Preservation of Indenture. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5 Conflict with the Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be a part of and govern any provision of this Supplemental Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 2.6 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

Section 2.8 Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 2.9 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.10 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.11 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Section 2.12 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.13 Headings. The Article and Section headings herein are inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 2.14 The Trustee. The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

YRC WORLDWIDE INC., a Delaware corporation

By:	/s/ Paul F. Liljegren
	Name:	Paul F. Liljegren
	Title:	VP – Investor Relations and Treasurer

TRUSTEE:

DEUTSCHE BANK TRUST COMPANY AMERICAS, AS TRUSTEE

By:	Deutsche Bank National Trust Company

By:	/s/ DAVID CONTINO
	Name:	DAVID CONTINO
	Title:	VICE PRESIDENT

By:	/s/ Kenneth R. Ring
	Name:	Kenneth R. Ring
	Title:	Vice President

GUARANTORS:

GLOBE.COM LINES, INC., a Delaware corporation

By:	/s/ Brenda Stasiulis
	Name:	Brenda Stasiulis
	Title:	VP – Finance

YRC INC., a Delaware corporation

By:	/s/ Phil J. Gaines
	Name:	Phil J. Gaines
	Title:	SVP – Finance and Chief Financial Officer

YRC WORLDWIDE TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Paul F. Liljegren
	Name:	Paul F. Liljegren
	Title:	Treasurer

YRC LOGISTICS, INC., a Delaware corporation

By:	/s/ Brenda Stasiulis
	Name:	Brenda Stasiulis
	Title:	VP – Finance

YRC LOGISTICS GLOBAL, LLC, a Delaware limited liability company

By:	/s/ Brenda Stasiulis
	Name:	Brenda Stasiulis
	Title:	VP – Finance

ROADWAY LLC, a Delaware limited liability company

By:	/s/ Phil J. Gaines
	Name:	Phil J. Gaines
	Title:	SVP – Finance

ROADWAY NEXT DAY CORPORATION, a Pennsylvania corporation

By:	/s/ Phil J. Gaines
	Name:	Phil J. Gaines
	Title:	SVP – Finance